AGENCY AGREEMENT

December 1, 2003

Kirkland Lake Gold Inc.
Suite 300, 570 Granville Street
Vancouver, British Columbia
V6C 3P1

Dear Sirs:

The undersigned, Fort House Inc., as lead agent, and Octagon Capital Corporation (collectively, the “Agents”), understand that Kirkland Lake Gold Inc. (the “Company”) proposes to issue and sell up to 2,000,000 units of the Company (individually an “Original Unit” and collectively the “Original Units”) at a price of $3.90 per Unit (the “Issue Price”). Each Unit shall consist of one Common Share (as hereinafter defined) (a “Unit Share”) in the capital of the Company and one-half of one Common Share purchase warrant (individually a “Warrant” and, collectively, the “Warrants”). Each whole Warrant will entitle the holder thereof to purchase one Common Share individually a “Warrant Share” and, collectively, the “Warrant Shares”) at a price of $4.40 until 4:00 p.m. (Vancouver time) on the date that is 18 months following the Closing Date (as hereinafter defined).

Upon and subject to the terms and conditions set forth herein, the Agents hereby agree to act, and upon acceptance hereof, the Company hereby appoints the Agents, as the Company’s exclusive agents to offer for sale by way of private placement on a “best efforts” basis, up to 2,000,000 Units at the Issue Price for aggregate gross proceeds to the Company of $7,800,000.

In addition, subject to the terms hereof, the Company hereby grants to the Agents the option (the “Agents’ Option”), exercisable by the Agents in full or in part prior to the Closing Time (as hereinafter defined) to arrange for the purchase from the Company, up until the Closing Time, of up to an additional 200,000 units (the “Additional Units” and, together with the 2,000,000 Original Units, the “Units”) at the Issue Price, on a best efforts basis.

In consideration of the services to be rendered by the Agents in connection with the Offering, the Company shall pay to the Agents at Closing (as hereinafter defined) a cash commission equal to 5% of the gross proceeds realized by the Company in respect of the Offering other than gross proceeds from the sale of Units to Purchasers arranged by the Company and other securities dealers, for which Fort House Inc. shall receive a commission of 1% of such gross proceeds (collectively, the “Commission”) and for which the other securities dealers may receive a commission of up to 4% of such gross proceeds. The Commission payable to other securities dealers shall be paid by the Company. The obligation of the Company to pay the Commission to each of the Agents shall arise at the Closing Time (as hereinafter defined) and the Commission shall be fully earned by each of the Agents at that time.

The Agents may form and manage a group of Canadian investment dealers (the “Dealers”) to offer the Units for sale, provided that each of the Dealers is duly registered in accordance with applicable securities laws and except as set out above, any fees paid or to be paid to the Dealers other than the Agents shall be for the account of and paid by the Agents.

DEFINITIONS

In this Agreement, in addition to the terms defined above, the following terms shall have the following meanings:

“AIF” means the Company’s Annual Information Form dated November 3, 2003 for the year ended April 30, 2003 and filed as its ‘current AIF’, as defined in and pursuant to Rule 45-102.

“Agreement” means the agreement resulting from the acceptance by the Company of the offer made hereby, on the terms and conditions outlined herein, as the same may from time to time be amended, restated, or supplemented.

“Business Day” means a day which is not a Saturday, Sunday or statutory or civic holiday in the City of Toronto, Canada.

“Canadian Securities Laws” means all applicable securities laws in each of the Selling Jurisdictions and the respective rules and regulations made thereunder, together with applicable published fee schedules, prescribed forms, policy statements, notices, orders, blanket rulings and other regulatory instruments of and written interpretations of, and multilateral or national instruments adopted by, the Securities Regulators in such provinces, all as amended.

“Closing” means the closing on the Closing Date of the transaction of purchase and sale in respect of the Units as contemplated by this Agreement and the Subscription Agreements.

“Closing Date” means December 1, 2003 or such other date or dates as the Agents and the Company shall agree.

“Closing Time” means 12:00 noon (Toronto time) on the Closing Date or such other time on the Closing Date as the Company and the Agents may agree.

“Common Share” means a common share in the capital of the Company.

“Debt Instrument” means any loan, bond, debenture, promissory note or other instrument evidencing indebtedness (demand or otherwise) for borrowed money or other liability.

“Environmental Laws” shall have the meaning ascribed thereto in paragraph 4(a)(xxxiii).

“Financial Statements” shall have the meaning ascribed thereto in paragraph 4(a)(v).

“including” means including, without limitation.

“Information” shall have the meaning ascribed thereto in paragraph 4(a)(xxi).

“Kirkland Lake Properties” means, collectively, the Macassa, Wright-Hargreaves, Lake Shore, Teck-Hughes and Kirkland Lake Gold properties, as described in the AIF.

“Material Adverse Effect” has the meaning ascribed thereto in paragraph 4(a)(iv).

“Material Agreement” means any Debt Instrument, contract, commitment, agreement (written or oral), instrument, lease or other document to which the Company is a party and which is material to the Company.

“misrepresentation”, “material fact”, “material change”, “subsidiary”, “affiliate”, “associate”, and “distribution” have the respective meanings ascribed thereto in the Canadian Securities Laws.

“Offering” means the offering of up to $8,580,000 in Units pursuant to the Subscription Agreements and this Agreement.

“person” shall be broadly interpreted and shall include any individual, corporation, partnership, joint venture, association, trust or other legal entity.

“Purchasers” means the persons (which may include the Agents) who, as purchasers, acquire Units by duly completing, executing and delivering Subscription Agreements and any other required documentation, and permitted assignees or transferees of such persons from time to time.

“Rule 45-102” means Multilateral Instrument 45-102 – Resale of Securities.

“Selling Jurisdictions” means such provinces in Canada and such jurisdictions outside of Canada, as are agreed to by the Company and the Agents.

“Securities Regulators” means the securities commissions or other securities regulatory authorities in the Selling Jurisdictions or the relevant Selling Jurisdiction, as the context so requires.

“Subscription Agreements” means those subscription agreements in the form agreed upon by the Agents and the Company pursuant to which Purchasers agree to subscribe for and purchase the Units herein contemplated, which agreements are accepted by the Company, in whole or in part, and shall include, for greater certainty, all schedules thereto.

“subsidiary” shall have the meaning ascribed thereto in the Canada Business Corporations Act.

“Taxes” shall have the meaning ascribed thereto in paragraph 4(a)(vii).

“Transfer Agent” means Pacific Corporate Trust Company at its principal offices in the city of Vancouver, British Columbia or such other transfer agent duly appointed by the Company from time to time.

“TSX” means the Toronto Stock Exchange.

“to the best of the knowledge of the Company” means to the best of the knowledge of any of the Chief Executive Officer or Chief Financial Officer of the Company after due inquiry.

“U.S. Securities Act” means the United States Securities Act of 1933, as amended.

TERMS AND CONDITIONS

1.           (a)           Sale on Exempt Basis. The Company understands that the Agents shall offer the

Units for sale, on a “private placement” basis, on behalf of the Company to Purchasers resident in the Selling Jurisdictions, provided the sale of the Units to such Purchasers is exempt from any prospectus, offering memorandum or registration statement filing or delivery requirements of applicable securities laws, and is otherwise in compliance with all applicable Canadian Securities Laws and all applicable securities laws of other Selling Jurisdictions.

(b)           Filings. The Company undertakes to file, or cause to be filed, all forms or undertakings required to be filed by the Company in connection with the issue and sale of the Units so that the distribution of the Units may lawfully occur without the necessity of filing a prospectus, a registration statement or an offering memorandum in Canada, (but on terms that will permit the Units acquired by the Purchasers in the Selling Jurisdictions to be sold by such Purchasers at any time in the Selling Jurisdictions subject to, and in compliance with, applicable Canadian Securities Laws and paragraph 2 of this Agreement), and each of the Agents undertakes to use its commercially reasonable best efforts to cause Purchasers of Units to complete any forms required by Canadian Securities Laws or under applicable securities laws, and the TSX. All fees payable in connection with such filings shall be at the expense of the Company.

(c)           No Offering Memorandum. Neither the Company nor the Agents shall (i) provide to prospective Purchasers any document or other material that would constitute an offering memorandum or future oriented financial information within the meaning of Canadian Securities Laws; or (ii) engage in any form of general solicitation or general advertising in connection with the offer and sale of the Units, including causing the sale of the Units to be advertised in any newspaper, magazine, printed public media, printed media or similar medium of general and regular paid circulation, broadcast over radio, television or telecommunications, including electronic display, or conduct any seminar or meeting relating to the offer and sale of the Units whose attendees have been invited by general solicitation or advertising.

2.           Covenants. The Company hereby covenants to and with each of the Agents and the Purchasers, and their permitted assigns, and acknowledges that each of them is relying on such covenants in connection with the offering for sale and purchase of the Units, as applicable, that the Company shall:

(i)
for a period of 18 months after the Closing Date, remain a reporting issuer under Canadian Securities Laws in British Columbia, Alberta andOntario not in default of any requirement of such Canadian Securities Laws;

(ii)	allow the Agents and their respective representatives the opportunity to conduct all due diligence which the Agents may reasonably require to be conducted prior to the Closing Date;

(iii)
duly execute and deliver the Subscription Agreements at the Closing Time, and comply with and satisfy all terms, conditions and covenants therein contained to be complied with or satisfied by the Company;

(iv)	use its reasonable best efforts to fulfil or cause to be fulfilled, at or prior to the Closing Date, each of the conditions set out in paragraph 6;

(v)
ensure that the Unit Shares shall, upon issuance in accordance with their terms, be duly issued as fully paid and non-assessable securities in the capital of the Company, and shall have the attributes corresponding in all material respects to the description thereof set forth in this Agreement and the Subscription Agreements;

(vi)
ensure that upon issuance in accordance with the terms thereof, the Warrants shall be duly and validly created, authorized and issued and shall have the attributes corresponding in all material respects to the description thereof set forth in this Agreement and the Warrant certificate;

(vii)
ensure that at all times prior to the expiry of the Warrants, sufficient Warrant Shares are allotted and reserved for issuance upon the due and proper exercise of the Warrants and, upon issuance in accordance with the terms thereof, shall be issued as fully paid and non-assessable securities in the capital of the Company;

(vii)	use its reasonable commercial efforts to ensure that the Unit Shares and the Warrant Shares are listed and posted on the TSX if and when such securities are issued;

(ix)
use its commercially reasonable best efforts (including, without limitation, making application to the Securities Regulators for all consents, orders and approvals necessary) to qualify the distribution of the Units in the Selling Jurisdictions, to ensure that the Unit Shares, Warrants and Warrant Shares will not be subject to any statutory restricted period (subject to any control person distribution restriction) by the holders thereof four months following the Closing Date pursuant to Rule 45-102 or applicable securities laws in the Province of Quebec, as applicable;

(x)
use the net proceeds of the Offering to carry out further development of its Kirkland Lake mining operations, in particular, the recently announced programs developing the regions from Shaft No. 3 to the south of the Main Break, and for general working capital purposes;

(xi)	for a period of 163 days from the Closing Date, not issue or announce the issuance of any additional equity securities or securities convertible into equity securities of the Company without the prior written consent of the Agents, which consent shall not be unreasonably withheld, except in conjunction with: (i) this Agreement, (ii) the grant or exercise of stock options to or by employees, officers or directors of, or consultants to, the Company and other similar issuances pursuant to the policies of the TSX and other existing share compensation arrangements of the Company as of the date of this Agreement, and (iii) warrants, options, convertible loans and other similar securities outstanding as of the date of this Agreement; and

(xii)	maintain the due appointment of the Transfer Agent.

3.           (a)           Material Changes During Distribution. During the period from the date hereof to the completion of the Closing, the Company shall:

(i)
promptly notify the Agents (and, if requested by the Agents, confirm such notification in writing) of any material change (actual, anticipated, contemplated or threatened, financial or otherwise) in the business, affairs, operations, assets, liabilities (contingent or otherwise) or capital of the Company; and

(ii)
promptly, and in any event, within any applicable time limitation, comply with all applicable filing and other requirements under Canadian Securities Laws as a result of such change. The Company shall in good faith discuss with the Agents any fact or change in circumstances (actual, anticipated, contemplated or threatened, and financial or otherwise) which is of such a nature that there is reasonable doubt as to whether notice in writing need be given to the Agents pursuant to this paragraph 3(a).

(b)           Press Releases. During the period from the date hereof to the completion of the Closing, subject to applicable law, the Company shall obtain prior approval of the Agents as to the content and form of any press release, such approval not to be unreasonably withheld or delayed. In addition, any press release announcing or otherwise referring to this Offering shall include an appropriate legend on each page as follows: “Not for distribution to U.S. news wire services or dissemination in the United States.”

4.           (a)           Representations and Warranties of the Company. The Company represents and warrants to each of the Agents and to the Purchasers, and acknowledges that each of them is relying upon such representations and warranties in purchasing, or offering for purchase on behalf of the Company, Units, that:

(i)
the Company has been duly continued and is validly existing under the laws of its jurisdiction of continuance, has all requisite corporate power and authority and is duly qualified to carry on its business as now conducted and to own its properties and assets and the Company has all requisite corporate power and authority to carry out its obligations under this Agreement and the Subscription Agreements;

(ii)	the Company has no subsidiaries;

(iii)
all consents, approvals, permits, authorizations or filings as may be required under Canadian Securities Laws necessary for the execution and delivery of this Agreement and the Subscription Agreements and the issuance of the Unit Shares, Warrants and Warrant Shares and the consummation of the transaction contemplated hereby, have been made or obtained, as applicable;

(iv)
each of the execution and delivery of this Agreement and the Subscription Agreements, the performance by the Company of its obligations hereunder or thereunder, the issue and sale of the Unit Shares, Warrants and Warrant Shares and the consummation of the transactions contemplated in this Agreement, do not and will not conflict with or result in a breach or violation of any of the terms or provisions of, or constitute a default under, (whether after notice or lapse of time or both), (A) any statute, rule or regulation applicable to the Company including Canadian Securities Laws; (B) the constating documents, by-laws or resolutions of the Company which are in effect at the date hereof and at the Closing Time; (C) any Debt Instrument, Material Agreement, mortgage, note, indenture, contract, agreement, instrument, lease or other document to which the Company is a party or by which it is bound that would have a material adverse change in the operations, business or condition (financial or otherwise) of the Company, (a “Material Adverse Effect”); or (D) any judgment, decree or order binding the Company or the property or assets of the Company;

(v)
the audited consolidated financial statements of the Company as at and for the year ended April 30, 2003 and unaudited interim consolidated financial statements as at and for the three month period ended July 31, 2003 (collectively, the “Financial Statements”) have been prepared in accordance with generally accepted accounting principles in Canada consistently applied throughout the period referred to therein and present fairly, in all material respects, the financial position (including the assets and liabilities, whether absolute, contingent or otherwise) of the Company (on a consolidated basis) as at such dates and results of operations of the Company (on a consolidated basis) for the periods then ended and there has been no change in accounting policies or practices of the Company since April 30, 2003;

(vi)
there has been no adverse change to the Company (actual, proposed or prospective, whether financial or otherwise) in the business, affairs, operations, assets, liabilities (contingent or otherwise) or capital of the Company since April 30, 2003, which has not been generally disclosed to the public and the business of the Company has been carried on in the usual and ordinary course consistent with past practice since April 30, 2003 to the extent that such past practice is consistent with the current business direction of the Company;

(vii)
all taxes (including income tax, capital tax, payroll taxes, employer health tax, workers’ compensation payments, property taxes, custom and land transfer taxes), duties, royalties, levies, imposts, assessments, deductions, charges or withholdings and all liabilities with respect thereto including any penalty and interest payable with respect thereto (collectively, “Taxes”) due and payable by the Company have been paid except for where the failure to pay such taxes would not have a Material Adverse Effect. All tax returns, declarations, remittances and filings required to be filed by the Company have been filed with all appropriate governmental authorities and all such returns, declarations, remittances and filings are complete and accurate and no fact or facts have been omitted therefrom which would make any of them misleading except where the failure to file such documents would not constitute an adverse fact of the Company or result in an adverse change to the Company. No examination of any tax return of the Company is, to the best of its knowledge, currently in progress and there are no issues or disputes outstanding with any governmental authority respecting any taxes that have been paid, or may be payable, by the Company, in any case, except where such examinations, issues or disputes would not constitute an adverse fact of the Company or result in an adverse change to the Company;

(viii)
the auditors of the Company who audited the consolidated financial statements of the Company for the year ended April 30, 2003 and who provided their audit report thereon are independent public accountants as required under applicable Canadian Securities Laws;

(ix)	there has never been a reportable disagreement (within the meaning of National Policy No. 31) with the present or former auditors of the Company;

(x)
as at and immediately prior to the Closing Time, except as set forth in Schedule “A” to this Agreement, no holder of outstanding securities of the Company (debt or equity) will be entitled to any pre-emptive or any similar rights to subscribe for any of the Common Shares or other securities of the Company and no rights, warrants or options to acquire, or instruments convertible into or exchangeable for, any shares in the capital of the Company (debt or equity) are outstanding;

(xi)
there is not, in the constating documents, articles or in any Debt Instrument, Material Agreement, agreement, mortgage, note, debenture, indenture or other instrument or document to which the Company is a party, any restriction upon or impediment to, the declaration or payment of dividends by the directors of the Company or the payment of dividends by the Company to the holders of its Common Shares;

(xii)
there are not any current or, to the Company’s knowledge, pending actions, suits, legal or governmental proceedings or inquiries to which the Company or any of its directors or officers is a party or to which its property is subject that would individually or in the aggregate result in Material Adverse Effect to the Company and to the best knowledge of the Company, no such actions, suits, proceedings or inquiries have been threatened against or are contemplated with respect to the Company, or any of its directors or officers, or its properties;

(xiii)
the Company has conducted and is conducting, to the best of its knowledge, its business in compliance with all applicable laws and regulations of each jurisdiction in which it carries on business (including all applicable Canadian federal, provincial, municipal and local environmental anti-pollution and licensing laws, regulations and other lawful requirements of any governmental or regulatory body, including relevant exploration and exploitation permits and concessions) and the Company has not received a notice of non-compliance, or has no knowledge of, or has no reasonable grounds to have knowledge of, any facts that could give rise to a notice of non-compliance with any such laws, regulations or permits which would have a material adverse effect on the Company;

(xiv)
the Company is not aware of any pending change or contemplated change to any applicable law or regulation or governmental position that would materially affect the business of the Company or the business or legal environment under which the Company operates;

(xv)
this Agreement has been duly authorized, executed and delivered by the Company and constitutes a valid and binding obligation of the Company enforceable against the Company in accordance with its terms, except as enforcement thereof may be limited by bankruptcy, insolvency, reorganization, moratorium and other laws relating to or affecting the rights of creditors generally and except as limited by the application of equitable principles when equitable remedies are sought, and by the fact that rights to indemnity, contribution and waiver, and the ability to sever unenforceable terms, may be limited by applicable law;

(xvi)
upon the execution and delivery thereof, each of the Subscription Agreements shall constitute a valid and binding obligation of the Company and each shall be enforceable against the Company in accordance with its terms, except as enforcement thereof may be limited by bankruptcy, insolvency, reorganization, moratorium and other laws relating to or affecting the rights of creditors generally and except as limited by the application of equitable principles when equitable remedies are sought, and by the fact that rights to indemnity, contribution and waiver, and the ability to sever unenforceable terms, may be limited by applicable law;

(xvii)
at the Closing Time, all necessary corporate action will have been taken by the Company to: (A) validly issue and allot the Unit Shares as fully paid and non-assessable securities in the capital of the Company; (B) validly create, authorize, issue and allot the Warrants; and (C) allot, reserve and authorize the issuance of Warrant Shares, as fully paid and non-assessable securities in the capital of the Company, upon the due exercise of the Warrants;

(xviii)
immediately prior to the Closing Time, the authorized capital of the Company consists of an unlimited number of Common Shares of which 30,808,714 Common Shares are issued and outstanding as fully paid and non-assessable;

(xix)
the Company is a reporting issuer, or the equivalent thereof, in the provinces of Ontario, British Columbia and Alberta. The Company is not currently in default of any requirement of the Canadian Securities Laws of such jurisdictions and the Company is not included on a list of defaulting reporting issuers maintained by any of the Securities Regulators;

(xx)
the currently issued and outstanding Common Shares are listed and posted for trading solely on the TSX and no order ceasing or suspending trading in any securities of the Company or the trading of any of the Company’s issued securities is currently outstanding and no proceedings for such purpose are, to the knowledge of the company, pending or threatened;

(xxi)
all information which has been prepared by the Company relating to the Company and its business, property and liabilities and either publicly disclosed or provided to the Agents, including all financial, marketing, sales and operational information (collectively, the “Information”) provided to the Agents is, as of the date of such Information, true and correct in all material respects, and no fact or facts have been omitted therefrom which would make such Information misleading and the Company has not been notified by any regulator applicable to it, or to its business and properties, that any of its publicly disclosed Information is not acceptable to such regulator that has not been since updated or corrected to the satisfaction of such regulator and publicly disseminated;

(xxii)
all disclosure filings and fees required to be made and paid by the Company pursuant to the Canadian Securities Laws have been made and paid and such disclosure and filings were true and accurate as at the respective dates thereof, and the Company, has not omitted to disclose changes to any such Information such that the Information previously disclosed would as a result thereof now constitute a misrepresentation, and has not filed any confidential material change reports;

(xxiii)
the Company is, to the best of its knowledge, in compliance with all laws respecting employment and employment practices, terms and conditions of employment, pay equity and wages, except where such non-compliance would not constitute a material adverse fact of the Company or result in a material adverse change to the Company, and has not and is not engaged in any unfair labour practice;

(xxiv)
the Company does not have any loans or other indebtedness outstanding which has been made to any of its shareholders, officers, directors or employees, past or present, or any person not dealing at arm’s length with the Company;

(xxv)
the assets of the Company and its business and operations are insured against loss or damage with responsible insurers on a basis consistent with insurance obtained by reasonably prudent participants in comparable businesses, and such coverage is in full force and effect, and the Company has not failed to promptly give any notice or present any material claim thereunder;

(xxvi)	the Transfer Agent, at its principal office in the city of Vancouver, British Columbia has been duly appointed as transfer agent and registrar in respect of the Common Shares;

(xxvii)
other than the Agents, there are no persons acting or purporting to act at the request or on behalf of the Company, that are entitled to any brokerage or finder’s fee in connection with the transactions contemplated by this Agreement;

(xxviii)
neither the Company, nor, to the knowledge of the Company, any other person, is in material default in the observance or performance of any term or obligation to be performed by it under any Material Agreement and no event has occurred which with notice or lapse of time or both would constitute such a default;

(xxix)
the minute books and records of the Company which the Company has made available to the Agents and its counsel, Cassels Brock & Blackwell LLP, in connection with their due diligence investigation of the Company for the periods from their respective dates to the date of examination thereof, are all of the minute books and substantially all the material records of the Company and contain copies of all material proceedings (or certified copies thereof) of the shareholders, the boards of directors and all committees of the boards of directors of the Company to the date of review of such corporate records and minute books. There have been no other material meetings, resolutions or proceedings of the shareholders, boards of directors or any committees of the boards of directors of the Company to the date of review of such corporate records and minute books not reflected in such minute books and other records;

(xxx)
the Company holds either freehold title, mining leases, mining claims or other conventional property, proprietary or contractual interests or rights, recognized in the jurisdiction in which the Kirkland Lake Properties are located in respect of the ore bodies and minerals located in such properties in which the Company has an interest as described in the Information under, to the best of its knowledge, valid, subsisting and enforceable title documents or other recognized and enforceable agreements or instruments, which are currently sufficient to permit the Company to explore the minerals relating thereto, all such property, leases or claims and all property, leases or claims in which the Company has any interest or right have been to the best of its knowledge, validly located and recorded in accordance with all applicable laws and are valid and subsisting, the Company currently has all necessary surface rights, access rights and other necessary rights and interest relating to the properties in which the Company has an interest as described in the Information granting the Company the right and ability to explore for minerals, ore and metals for development purposes as are appropriate in view of the rights and interests therein of the Company, with only such exceptions as do not materially interfere with the use made by the Company of the rights or interests so held and each of the proprietary interests or rights and each of the documents, agreements and instruments and obligations relating thereto referred to above are currently in good standing in the name of the Company;

(xxxi)
to the best of the knowledge of the Company, the Company has full and proper title, free and clear of all defects of title and liens, to the mineral licences, concessions and properties in connection with all of its properties and/or projects, including, the Kirkland Lake Properties and no other property rights are necessary for the conduct of the business of the Company as currently conducted or currently contemplated to be conducted for the next two years, the Company knows of no claim or basis for any claim that might or could adversely affect the right thereof to use, transfer or otherwise exploit such property rights, except as disclosed in the Information, the Company has no responsibility or obligation to pay any commission, royalty, licence fee or similar payment to any person with respect to the property rights thereof;

(xxxii)
to the best of the Company’s knowledge, all mining operations on the properties of the Company have been conducted in all respects in accordance with good mining and engineering practices and all applicable worker’s compensation and health and safety and workplace laws, regulations and policies have been duly complied with, except where the failure to conduct operations in such a manner would not have a Material Adverse Effect on the Company;

(xxxiii)
the Company is, to the best of its knowledge, in compliance in all material respects with each license and permit held by it and is not in violation of, or in default under, the applicable statutes, ordinances, rules, regulations, orders or decrees (including “Environmental Laws" as defined below) of any governmental entities, regulatory agencies or bodies having asserting or claiming jurisdiction over it or over any part of its operations or assets;

(xxxiv)
the Company (A) is, to the best of its knowledge, in material compliance with any and all applicable foreign, federal, provincial, state and local laws, by-laws and regulations relating to the protection of human health and safety, the environment or hazardous or toxic substances or wastes, pollutants or contaminants (“Environmental Laws”), (B) has to the best of its knowledge, received all permits, licenses consents, certificates, registrations and other authorizations under applicable Environmental Laws (the “Environmental Permits”) necessary for the operation of its projects and properties at the present time and each Environmental Permit is valid, subsisting and in good standing and the holder of the Environmental Permits is not in default or breach of the terms thereof and no proceeding is pending or threatened to revoke or limit any Environmental Permit other than any breach or default which would not either individually or in the aggregate have a Material Adverse Effect on the Company; (C) is, to the best of its knowledge, in material compliance with all terms and conditions of any such permit, license or approval, (D) confirms that there have been no past, and, to the best of its knowledge, there are no pending or threatened claims, complaints, notices or requests for information received by the Company with respect to any alleged violation of any Environmental Laws; (E) confirms that, to the best of its knowledge, no conditions exist at, on or under any property now or previously owned, operated or leased by the Company which, with the passage of time, or the giving of notice or both, would give rise to liability under any Environmental

Laws that, individually or in the aggregate, has or may reasonably be expected to have, a Material Adverse Effect on the Company or its business; (F) to the best of its knowledge, has not used, except in material compliance with all Environmental Laws or except to the extent that the consequences would not have a Material Adverse Effect on the Company, any property or facility which it owns or leases or previously owned or leased, to generate, manufacture, process, distribute, use, treat, store, dispose of, transport or handle any pollutants, contaminants, chemicals or industrial, toxic or hazardous wastes or substances ; and (G) except for the Ministry of Environment Provincial Officer’s Order dated August 8, 2003, there are no orders or directions relating to environmental matters requiring any material work, repairs, construction or capital expenditures to be made with respect to any of the assets of the Company, nor has the Company received notice of any of the same;

(xxxv)
except as ordinarily or customarily required by applicable permits, the Company has not received any notice that it is potentially responsible for any domestic or foreign federal, state, provincial, municipal, or local clean-up site or corrective action under any Environmental Laws that will subject the Company to material expense except for notices of incidents for which legal counsel to the Company is of the opinion that the Company will not incur any material liability. To the best of the Company’s knowledge, the Company has not received any request for information in connection with any domestic or foreign federal, state, provincial, municipal or local inquiries as to disposal sites;

(xxxvi)
to the best of the Company’s knowledge, there are no environmental audits, evaluations, assessments, studies or tests relating to the Company except for ongoing assessments conducted in the ordinary course of business;

(xxxvii)
as required pursuant to Rule 45-102, the AIF is a “current AIF” as defined pursuant to Rule 45-102 in the proper form as required pursuant to Rule 45-102, which has been filed in at least one of the jurisdictions listed in Appendix B of Rule 45-102 and contains audited financial statements for the Company’s most recently completed financial year;

(xxxviii)	the Company has not made any loans to, or guaranteed the obligations of, any person;

(xxxix)	the Company is not aware of any agreements, arrangements or understandings among or between any shareholders of the Company with respect to the Company or the voting or disposition of Common Shares;

(xxxx)
the Company has not, directly or indirectly, declared or paid any dividend or declared or made any other distributions in respect of its Common Shares or redeemed, purchased or otherwise acquired any of its Common Shares or agreed to any of the foregoing;

(xxxxi)
no person has any right, agreement or option, present or future, contingent or absolute, or any right capable of becoming a right, agreement or option, for the purchase or acquisition from the Company of any of its undertaking, property or assets;

(xxxxii)
the Company has not committed an act of bankruptcy nor is it insolvent, proposed a compromise or arrangement to its creditors generally, had a petition for a receiving order in bankruptcy filed against it, made a voluntary assignment in bankruptcy, taken any proceedings with respect to a compromise or arrangement, taken any proceedings to have itself declared bankrupt, wound-up or dissolved, taken any proceedings to have a receiver appointed to any of its property or had any execution or distress become enforceable or become levied upon any of its properties;

(xxxxiii)	the form of certificate representing the Common Shares is in proper form under the laws of the jurisdiction of the Company and does not conflict with the Company’s constating documents and articles;

(xxxxiv)
the Company is the legal and beneficial owner of, has good and marketable title to, and possesses all of the assets material to its business free and clear of any encumbrances (other than leased equipment used in the ordinary course of business);

(xxxxv)	the Company’s equipment is adequate and sufficient for the conduct of the business of the Company as presently conducted;

(xxxxvi)
to the best of the knowledge of the Company, none of the directors, officers or principal shareholders of the Company (or such shareholders’ respective principals) is or has ever been, except as set out in the AIF, subject to any regulatory or criminal investigation or proceeding or bankruptcy proceeding, in Canada or elsewhere;

(xxxxvii)
none of the principal shareholders, directors, officers, partners, employees of, or consultants to, the Company, or any associate or affiliate of any of the foregoing, had or has any material interest, direct or indirect, in any transaction or any proposed transaction with the Company except as publicly disclosed;

(xxxxviii)
(A) the Company does not own any real property (“Real Property”) other than, and the only premises which the Company occupies as tenant or otherwise (the “Material Leased Premises”) are those, as listed in Schedule “B” attached to this Agreement, which is hereby incorporated by reference. The Company occupies the Real Property and the Material Leased Premises and, to the best of the Company’s knowledge, it has the exclusive right to occupy and use the Real Property and Material Leased Premises, and each of the leases pursuant to which the Material Leased Premises are occupied is in good standing and in full force and effect and the Company is not in default of any covenants, conditions or obligations contained therein and all taxes required to be paid with respect thereto have been paid; (B) the Company has not entered into any sublease, license or other agreement granting to any person any right to the possession, use, occupancy or enjoyment of the Real Property and the Material Leased Premises or any portion thereof other than as indicated in Schedule “B”; (C) the Real Property and the Material Leased Premises are, to the best of the Company’s knowledge, in compliance with the requirements of all insurance companies who have policies covering the Real Property and the Material Leased Premises; and (D) all permits, approvals and authorizations from all insurance companies and fire rating organizations required to have been issued to the Company to enable the Real Property and the Material Leased Premises to be lawfully occupied and used by the Company are in full force and effect;

(xxxxix)
the computer systems owned or leased by the Company, including hardware and software, are, to the best of the Company’s knowledge, free from viruses and similar disabling devices and the Company has taken all necessary steps to ensure that such systems are free from viruses and similar disabling devices that may be used to access, modify, delete, damage or disable such systems;

(xxxxx)
the Company has no reason to believe and there is no indication that the Company’s business relationship with its principal customers, suppliers and project and/or joint venture partners and/or participants will terminate in the next 18 months;

(xxxxxi)
the Company is not a party to or bound by any agreement, instrument or commitment, written or oral, which restricts or limits the right of the Company to carry on or compete in any business or activity, or to solicit business from any person or in any geographical area or otherwise;

(xxxxxii)
the net proceeds of the Offering shall be used by the Company to carry out further development of its Kirkland Lake mining operations in particular, the recently announced programs developing the regions from Shaft No. 3 to the south of the Main Break and for general working capital purposes; and

(xxxxxiii)	the Company is a “qualifying issuer” (as such term is defined in Rule 45-102).

(b)           Representations, Warranties and Covenants of the Agents. Each of the Agents hereby represents, warrants and covenants to the Company, and acknowledges that the Company is relying upon such representations, warranties and covenants, that:

(i)
in respect of the offer and sale of the Units, the Agents will comply with all Canadian Securities Laws and all applicable laws of the Selling Jurisdictions outside of Canada in which the Agents offer the Units for sale on the Company’s behalf;

(ii)
the Agents and their respective representatives have not engaged in or authorized, and will not engage in or authorize, any form of general solicitation or general advertising in connection with or in respect of the Units in any newspaper, magazine, printed media of general and regular paid circulation or any similar medium, or broadcast over radio or television or otherwise or conducted any seminar or meeting concerning the offer or sale of the Units whose attendees have been invited by any general solicitation or general advertising; and

(iii)
the Agents have not and will not solicit offers to purchase or sell the Units so as to require the filing of a prospectus, registration statement or offering memorandum with respect thereto or the provision of a contractual right of action (as defined in Ontario Securities Commission Rule 14-501) under the laws of any jurisdiction.

5.           Closing Deliveries. The purchase and sale of the Units shall be completed at the Closing Time at the offices of the Agents’ solicitors, Cassels Brock & Blackwell LLP, Scotia Plaza, Suite 2100, 40 King Street West, Toronto, Ontario, M5H 3C2, or at such other place as the Agents and the Company may agree upon. At or prior to the Closing Time, the Company shall, subject to the provisions of Section 6 of this Agreement, duly and validly deliver to the Agents certificates in definitive form representing the Unit Shares and Warrants in the names of such Purchasers or as indicated in their respective Subscription Agreements, against payment at the direction of the Company of the subscription price therefor, in lawful money of Canada by certified cheque or bank draft payable at par in the city of Toronto or Vancouver. The Agents and the Purchasers may discharge their payment obligations under this paragraph 5 by delivery of certified cheques or bank drafts or by wire transfer to the Company equal to the aggregate purchase price for the Units less: (i) the Agents’ Commission; and (ii) the reasonable out-of-pocket costs and expenses of the Agents, including reasonable fees and disbursements of counsel to the Agents, to a maximum of $25,000, exclusive of disbursements and GST.

6.           Closing Conditions. Each Purchaser’s obligation to purchase the Units at the Closing Time shall be conditional upon the fulfilment at or before the Closing Time of the following conditions:

(a)
the Agents shall have received a certificate, dated as of the Closing Date, signed by the Chief Executive Officer and the Chief Financial Officer of the Company, or such other officers of the Company as the Agents may agree, certifying for and on behalf of the Company, to the best of their knowledge, information and belief, that:

	(i)	no order, ruling or determination having the effect of suspending the sale or ceasing the trading in any securities of the Company (including the Common Shares) has been issued by any regulatory authority and is continuing in effect and no proceedings for that purpose have been instituted or are pending or, to the knowledge of such officers, contemplated or threatened by any regulatory authority;

	(ii)	the Company has duly complied with all the terms, covenants and conditions of this Agreement on its part to be complied with up to the Closing Time; and

(iii)
the representations and warranties of the Company contained in this Agreement are true and correct as of the Closing Time with the same force and effect as if made at and as of the Closing Time after giving effect to the transactions contemplated by this Agreement.

(b)
the Agents shall have received at the Closing Time certificates dated the Closing Date, signed by appropriate officers of the Company addressed to the Agents and their counsel, with respect to the constating documents of the Company, all resolutions of the Company’s board of directors relating to this Agreement and the transactions contemplated hereby and thereby, the incumbency and specimen signatures of signing officers of the Company and such other matters as the Agents may request;

(c)
the Agents shall have received at the Closing Time, evidence that all requisite approvals, consents and acceptances of the directors, the shareholders, the appropriate regulatory authorities and the TSX required to be made or obtained by the Company in order to complete the Offering have been obtained by the Company on terms acceptable to the Agents;

(d)
the Subscription Agreements and the certificates representing the Unit Shares and Warrants shall have been executed and delivered by the parties thereto in form and substance satisfactory to the Agents and their counsel, acting reasonably;

(e)	the Company shall be a "qualifying issuer" (as such term is defined in Rule 45-102);

(f)	the Unit Shares and the Warrant Shares shall have been conditionally approved for listing and posting on the TSX;

(g)
the Agents shall have received favourable legal opinions addressed to the Agents, the Purchasers and the Agents’ counsel, in form and substance satisfactory to the Agents’ counsel, dated the Closing Date, from O'Neill & Company, counsel for the Company and where appropriate, counsel in the other Selling Jurisdictions, which counsel in turn may rely, as to matters of fact, on certificates of auditors, public officials and officers of the Company, with respect to the following matters:

(i)
as to the incorporation and subsistence of the Company under the laws of Canada and as to the corporate power of the Company to carry out its obligations under this Agreement and the Subscription Agreements, and to issue the Unit Shares, the Warrants and the Warrant Shares;

	(ii)	as to the authorized and issued capital of the Company;

	(iii)	the Company has all requisite corporate power and authority under the laws of its jurisdiction of incorporation to carry on its business as presently carried on and to own its properties and assets;

(iv)
none of the execution and delivery of this Agreement and the Subscription Agreements, the performance by the Company of its obligations hereunder and thereunder, or the sale or issuance of the Unit Shares, the Warrants and the Warrant Shares will conflict with or result in any breach of the constating documents or by-laws of the Company, or any law, contract, instrument or agreement to which the Company is otherwise bound;

(v)
each of this Agreement, the Subscription Agreements and the Warrants have been duly authorized and executed and delivered by the Company, and constitute a valid and legally binding obligation of the Company enforceable against it in accordance with its terms, except as enforcement thereof may be limited by bankruptcy, insolvency, liquidation, reorganization, moratorium or similar laws affecting the rights of creditors generally and except as limited by the application of equitable principles when equitable remedies are sought, and the qualification that the enforceability of rights of indemnity and contribution may be limited by applicable law;

(vi)
all necessary corporate action has been taken by the Company to authorize the issuance and sale of the Unit Shares, and the Unit Shares have been validly issued as fully paid and non-assessable securities in the capital of the Company;

(vii)	the Warrants have been duly and validly created and issued;

(viii)
the Warrant Shares have been reserved, authorized and allotted for issuance to the Agents and, upon the due exercise of the Warrants in accordance with the provisions thereof, will be validly issued as fully paid and non-assessable securities in the capital of the Company;

(ix)
the issuance and sale by the Company of the Unit Shares and Warrants to the Purchasers are exempt from the prospectus and registration requirements of applicable Canadian Securities Laws and no documents are required to be filed (other than specified forms accompanied by requisite filing fees), proceedings taken or approvals, permits, consents or authorizations obtained under the applicable Canadian Securities Laws to permit such issuance and sale;

(x)
the issuance of the Warrant Shares upon the due exercise of the Warrants is exempt from the prospectus and registration requirements of applicable Canadian Securities Laws subject to certain provisos and specified resale restrictions;

(xi)
no other documents will be required to be filed, proceedings taken or approvals, permits, consents or authorizations obtained under the applicable Canadian Securities Laws in connection with the first trade of the Unit Shares and Warrants provided the Unit Shares and Warrants, as applicable, have been held for a period of four months following the Closing Date, subject to the usual qualifications;

(xii)
no other documents will be required to be filed, proceedings taken or approvals, permits, consents or authorizations obtained under the applicable Canadian Securities Laws in connection with the first trade of the Warrant Shares, provided the Warrants or Warrant Shares have been held for a period of four months following the date of issuance of the Warrants, subject to the usual qualifications;

	(xiii)	the Company is a "qualifying issuer" (as defined in Rule 45-102);

	(xiv)	the Unit Shares and the Warrant Shares have been conditionally approved for listing on the TSX;

	(xv)	the Transfer Agent has been duly and properly appointed by the Company as the registrar and transfer agent of the Common Shares;

	(xvi)	such other matters as the Agents’ legal counsel may reasonably request prior to the Closing Time;

(h)	the Agents shall have received a certificate of compliance or similar certificate with respect to the jurisdiction in which the Company is incorporated;

(i)	the Agents shall, in their sole discretion, be satisfied with its due diligence review with respect to the business, assets, financial condition, affairs and prospects of the Company;

(j)	the Agents shall have received certificates as to reporting issuer status from the Securities Regulators in British Columbia, Alberta and Ontario; and

(k)	such other matters as the Agents or their counsel may reasonably require.

7.           Rights of Termination

(a)                Due Diligence Out. If the due diligence investigations performed by the Agents and/or their representatives reveal any material information or fact not generally known to the public which might, in the Agents’ sole opinion, adversely affect the market price of the Company’s Common Shares, quality of the investment or marketability of the Offering, the Agents shall be entitled, at their sole option and in accordance with subparagraph 7(h) of this Agreement, to terminate their obligations under this Agreement (and the obligations of the Purchasers arranged by them to purchase Common Shares) by written notice to that effect given to the Company any time prior to the Closing Time.

(b)                Litigation Out. If any inquiry, action, suit, investigation or proceeding, whether formal or informal, (including matters of regulatory transgression or unlawful conduct) is commenced, announced or threatened in relation to the Company or any of the officers or directors of the Company or any of its principal securityholders, the Agents shall be entitled, at their sole option and in accordance with subparagraph 7(h) of this Agreement, to terminate their obligations under this Agreement (and the obligations of the Purchasers arranged by them to purchase Common Shares) by written notice to that effect given to the Company any time prior to the Closing Time.

(c)           Disaster Out. If prior to the Closing Time, there should develop, occur or come into effect any event of any nature, including terrorism, accident, a new or change in any governmental law or regulation, or other condition or major financial occurrence of national or international consequence, which, in the sole opinion of the Agents, adversely affects, or may adversely affect, the financial markets generally or the business, operations, affairs or profitability of the Company, or on the market price or value of the Common Shares, the Agents shall be entitled at their sole option, in accordance with subparagraph 7(h) of this Agreement, to terminate their obligations under this Agreement (and the obligations of the Purchasers arranged by them to purchase Common Shares) by written notice to that effect given to the Company prior to the Closing Time.

(d)           Change in Material Fact. If prior to the Closing Time, the Agents or the Agents’ representatives, through their due diligence investigations, or otherwise discover or there should occur a material change or a change in any material fact or new material fact shall arise, which, in the sole opinion of the Agents, has or could be expected to have an adverse change or adverse effect on the business, affairs or profitability of the Company or on the market price or value of the Common Shares, the Agents shall be entitled, at their sole option, in accordance with subparagraph 7(h), to terminate their obligations under this Agreement (and the obligations of the Purchasers arranged by them to purchase Common Shares) by written notice to that effect given to the Company prior to the Closing Time.

(e)           Market Out. If prior to the Closing Time, the state of the Canadian, United States or international financial markets is such that, in the sole opinion of the Agents, the Common Shares cannot be profitably marketed, the Agents shall be entitled at their sole option, in accordance with subparagraph 7(h) of this Agreement, to terminate their obligations under this Agreement (and the obligations of the Purchasers arranged by them to purchase Common Shares) by written notice to that effect given to the Company prior to the Closing Time.

(f)           Non-Compliance With Conditions. The Company agrees that all terms, conditions and covenants in this Agreement shall be construed as conditions and complied with so far as the same relate to acts to be performed or caused to be performed by the Company, it will use its best efforts to cause such conditions to be complied with, and any breach or failure by the Company to comply with any of such conditions or if any representation or warranty given by the Company becomes false and is not rectified as at the Closing Time, shall entitle the Agents, at their option, in accordance with subparagraph 7(h), to terminate their obligations under this Agreement (and the obligations of the Purchasers arranged by them to purchase Common Shares) by written notice to that effect given to the Company at or prior to the Closing Time. The Agents may waive, in whole or in part, or extend the time for compliance with, any terms and conditions without prejudice to its rights in respect of any other of such terms and conditions or any other or subsequent breach or non-compliance, provided that any such waiver or extension shall be binding upon the Agents only if the same is in writing and signed by the Agents.

(g)           Cease Trade Order. If any order to cease trading in securities of the Company is made or threatened by a Securities Regulator, which, in the sole opinion of the Agents, operates or could operate to prevent or restrict trading in or distribution of the Units in any of the Selling Jurisdictions, the Agents shall be entitled, at their option, in accordance with subparagraph 7(h) of this Agreement, to terminate their obligations under this Agreement (and the obligations of the Purchasers arranged by them to purchase Common Shares) by written notice to that effect given to the Company prior to the Closing Time.

(h)           Exercise of Termination Rights. The rights of termination contained in subparagraphs 7(a), (b), (c), (d), (e), (f) and (g) may be exercised by the Agents and are in addition to any other rights or remedies the Agents may have in respect of any default, act or failure to act or non-compliance by the Company in respect of any of the matters contemplated by this Agreement or otherwise. Upon any such termination by the Agents, there shall be no further liability on the part of the Agents to the Company or on the part of the Company to the Agents except in respect of any liability which may have arisen or may arise after such termination in respect of acts or omissions prior to such termination under paragraphs 8 and 10.

8.           Expenses. Whether or not the sale of the Units shall be completed, the Company will pay all expenses and fees in connection with the Offering, including, all expenses of or incidental to the issue, sale or distribution of the Units; the fees and expenses of the Company's counsel; all costs incurred in connection with the preparation of documents relating to the Offering; and all reasonable expenses and fees incurred by the Agents, which shall include the reasonable fees and disbursements of the Agents’ counsel (to a maximum of $25,000 exclusive of disbursements and GST). All reasonable fees and expenses incurred by the Agents or on their behalf shall be payable by the Company immediately upon receiving an invoice therefor from the Agents, and may be deducted from the gross proceeds payable to the Company at the Closing Time. Notwithstanding the foregoing, the fees and expenses of the Agents shall not be payable by the Company if the Offering is not completed due to the material default by the Agents of their obligations under this Agreement. For greater certainty, the inability of the Agents to sell the Units on behalf of the Company shall not be considered a default of the Agents pursuant to the terms of this Agreement.

9.           Survival of Representations and Warranties. All terms, warranties, representations, covenants and agreements herein contained or contained in any documents submitted pursuant to this Agreement and in connection with the transactions herein contemplated shall survive the purchase and sale of the Units and continue in full force and effect for the benefit of the Agents and Purchasers for a period of two years after the Closing Date and shall not be limited or prejudiced by any investigation made by or on behalf of the Agents in connection with the purchase and sale of the Units.

10.           (a)           Indemnity. The Company (the “Indemnitor”) hereby agrees to indemnify and hold the Agents, (including the syndicate of registered dealers formed by the Agents, and/or any of their respective affiliates) and each of the directors, officers, employees and shareholders of each of the Agents (hereinafter collectively referred to as the "Personnel") harmless from and against any and all expenses, losses (other than loss of profits), claims, actions, damages or liabilities, whether joint or several (including the aggregate amount paid in reasonable settlement of any actions, suits, proceedings or claims), and the reasonable fees and expenses of their counsel that may be incurred in advising with respect to and/or defending any claim that may be made against the Agents, to which the Agents and/or the Personnel may become subject or otherwise involved in any capacity under any statute or common law or otherwise insofar as such expenses, losses, claims, damages, liabilities or actions arise out of or are based, directly or indirectly, upon the performance of professional services rendered to the Indemnitor by the Agents and the Personnel hereunder or otherwise in connection with the matters referred to in this agreement to which this is attached, provided, however, that this indemnity shall not apply to the extent that a court of competent jurisdiction in a final judgment that has become non-appealable shall determine that:

(i)	the Agents or the Personnel have been negligent or dishonest or have committed any fraudulent act in the course of such performance; and

(ii)	the expenses, losses, claims, damages or liabilities, as to which indemnification is claimed, were directly caused by the negligence, dishonesty or fraud referred to in (i).

If for any reason (other than the occurrence of any of the events itemized in (i) and (ii) above), the foregoing indemnification is unavailable to the Agents or insufficient to hold them harmless, then the Indemnitor shall contribute to the amount paid or payable by the Agents as a result of such expense, loss, claim, damage or liability in such proportion as is appropriate to reflect not only the relative benefits received by the Indemnitor on the one hand and the Agents on the other hand but also the relative fault of the Indemnitor and the Agents, as well as any relevant equitable considerations; provided that the Indemnitor shall, in any event, contribute to the amount paid or payable by the Agents as a result of such expense, loss, claim, damage or liability, any excess of such amount over the amount of the fees received by the Agents hereunder pursuant to this Agency Agreement.

Each Indemnitor agrees that in case any legal proceeding shall be brought against the Indemnitor and/or any of the Agents by any governmental commission or regulatory authority or any stock exchange or other entity having regulatory authority, either domestic or foreign, shall investigate the Indemnitor and/or any of the Agents and any Personnel of the Agents shall be required to testify in connection therewith or shall be required to respond to procedures designed to discover information regarding, in connection with, or by reason of the performance of professional services rendered to the Indemnitor by the Agents, the Agents shall have the right to employ their own counsel in connection therewith, and the reasonable fees and expenses of such counsel as well as the reasonable costs (including an amount to reimburse the Agents for time spent by their Personnel in connection therewith) and out-of-pocket expenses incurred by their Personnel in connection therewith shall be paid by the Indemnitor as they occur. Provided that, notwithstanding the foregoing, the Agents and the Personnel shall utilize the Indemnitor's counsel unless in the opinion of any of the Agents, based on advice from such Agents’ counsel, there is an actual, potential or apparent conflict between the interests of such parties and the interests of the Indemnitor such that joint representation would be inappropriate.

Promptly after receipt of notice of the commencement of any legal proceeding against the Agents or any of the Personnel or after receipt of notice of the commencement of any investigation, which is based, directly or indirectly, upon any matter in respect of which indemnification may be sought from the Indemnitor, the Agents will notify the Indemnitor in writing of the commencement thereof and, throughout the course thereof, will provide copies of all relevant documentation to the Indemnitor, will keep the Indemnitor advised of the progress thereof and will discuss with the Indemnitor all significant actions proposed.

The indemnity and contribution obligations of the Indemnitor shall be in addition to any liability which the Indemnitor may otherwise have, shall extend upon the same terms and conditions to those of the Agents and the Personnel who are not signatories hereto and shall be binding upon and enure to the benefit of any successors, assigns, heirs and personal representatives of the Indemnitor, the Agents and any of the Personnel of the Agents. The foregoing provisions shall survive the completion of professional services rendered under this Agency Agreement or any termination of the authorization given by this Agency Agreement.

(b)           Right of Indemnity in Favour of Others. With respect to any party who may be indemnified by paragraph 10(a) above and is not a party to this Agreement, the Agents shall obtain and hold the rights and benefits of this paragraph 10 in trust for and on behalf of such Indemnified Party.

11.          Advertisements. The Company acknowledges that the Agents shall have the right, subject always to clauses 1(a) and (c) of this Agreement, at its own expense, to place such advertisement or advertisements relating to the sale of the Units contemplated herein as the Agents may consider desirable or appropriate and as may be permitted by applicable law. The Company and the Agents each agree that they will not make or publish any advertisement in any media whatsoever relating to, or otherwise publicize, the transaction provided for herein so as to result in any exemption from the prospectus and registration requirements of applicable securities legislation in any of the provinces of Canada or any other jurisdiction in which the Units shall be offered or sold being unavailable in respect of the sale of the Units to prospective purchasers.

12.          Right of First Refusal. The Company hereby confirms that the Agents have a right of first refusal to lead any and all equity financings proposed by the Company for a period of 18 months commencing on December 30, 2002 and ending on June 30, 2004, pursuant to an agency agreement between the Company and the Agents dated December 30, 2002.

13.          Notices. Unless otherwise expressly provided in this Agreement, any notice or other communication to be given under this Agreement (a “notice”) shall be in writing addressed as follows:

(a)	If to the Company, to it at:

Kirkland Lake Gold Inc.
Macassa Mine
Kirkland Lake, Ontario P2N 3J7

Attention: Brian Hinchcliffe
Telecopier: (705) 568-6444

with a copy to:

O'Neill & Company
Suite 1880 Royal Centre
1055 West Georgia Street
Vancouver, British Columbia V6E 3P3

Attention: Michael F. Provenzano
Telecopier: (604) 687-6650

(b)	If to the Agents, to:

Fort House Inc.
The Exchange Tower
130 King Street West, Suite 3690
Toronto, Ontario M5X 1C7

Attention: Dennis Wing
Telecopier: (416) 869-8650

Octagon Capital Corporation
181 University Avenue, Suite 400
Toronto, Ontario M5H 3M7

Attention: Dennis Chiu
Telecopier: (416) 368-1982

with a copy to:

Cassels Brock & Blackwell LLP
Suite 2100, Scotia Plaza
40 King Street West
Toronto, Ontario M5H 3C2

Attention: Cam Mingay
Telecopier: (416) 640-3163

or to such other address as any of the parties may designate by notice given to the others.

Each notice shall be personally delivered to the addressee or sent by facsimile transmission to the addressee and (i) a notice which is personally delivered shall, if delivered on a Business Day, be deemed to be given and received on that day and, in any other case, be deemed to be given and received on the first Business Day following the day on which it is delivered; and (ii) a notice which is sent by facsimile transmission shall be deemed to be given and received on the first Business Day following the day on which it is sent.

14.          Time of the Essence. Time shall, in all respects, be of the essence hereof.

15.          Canadian Dollars. All references herein to dollar amounts are to lawful money of Canada.

16.          Headings. The headings contained herein are for convenience only and shall not affect the meaning or interpretation hereof.

17.          Singular and Plural, etc. Where the context so requires, words importing the singular number include the plural and vice versa, and words importing gender shall include the masculine, feminine and neuter genders.

18.          Entire Agreement. This Agreement constitutes the only agreement between the parties with respect to the subject matter hereof and shall supersede any and all prior negotiations and understandings, including the engagement letter effective as of November 21, 2003. This Agreement may be amended or modified in any respect by written instrument only.

19.          Severability. The invalidity or unenforceability of any particular provision of this Agreement shall not affect or limit the validity or enforceability of the remaining provisions of this Agreement.

20.          Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the Province of British Columbia and the laws of Canada applicable therein.

21.          Successors and Assigns. The terms and provisions of this Agreement shall be binding upon and enure to the benefit of the Company, the Agents and the Purchasers and their respective executors, heirs, successors and permitted assigns; provided that, except as provided herein or in the Subscription Agreements, this Agreement shall not be assignable by any party without the written consent of the others.

22.          Further Assurances. Each of the parties hereto shall do or cause to be done all such acts and things and shall execute or cause to be executed all such documents, agreements and other instruments as may reasonably be necessary or desirable for the purpose of carrying out the provisions and intent of this Agreement.

23.          Effective Date. This Agreement is intended to and shall take effect as of the date first set forth above, notwithstanding its actual date of execution or delivery.

24.          Language. The parties hereby acknowledge that they have expressly required this Agreement and all notices, statements of account and other documents required or permitted to be given or entered into pursuant hereto to be drawn up in the English language only. Les parties reconnaissent avoir expressment demandées que la présente Convention ainsi que tont avis, toutétnt de compte et tout autre document a être ou pouvant etre donné ou conclu en vertu des dispositions des présentes, soient rédigés en langue anglaise seulement.

25.           Counterparts. This Agreement may be executed in any number of counterparts, by original or facsimile signature, each of which so executed shall constitute an original and all of which when taken together shall form one and the same agreement.

[INTENTIONALLY BLANK]

If the Company is in agreement with the foregoing terms and conditions, please so indicate by executing a copy of this Agreement where indicated below and delivering the same to the Agents.

Yours very truly,

FORT HOUSE INC.

Per: ______________________________
       Authorized Signing Officer

OCTAGON CAPITAL CORPORATION

Per: ______________________________
       Authorized Signing Officer

The foregoing is hereby accepted on the terms and conditions therein set forth.

DATED as of____________________ ____, 2003.

KIRKLAND LAKE GOLD INC.

Per: ______________________________
       Authorized Signing Officer

SCHEDULE “A”

DETAILS OF OUTSTANDING CONVERTIBLE SECURITIES

KIRKLAND LAKE GOLD INC.
November 30, 2003

Number of Shares
Current issued and outstanding shares:	30,808,714
Stock Options: 200,000 @$1.10 each expiring March 27, 2006 324,000 @$1.35 each expiring October 3, 2006 15,400 @$1.35 each expiring February 6, 2007 101,000 @$1.60 each expiring April 11, 2007 35,000 @$2.05 each expiring May 22, 2007 35,000 @$2.45 each expiring June 7, 2007* 549,500 @$2.20 each expiring January 10, 2008 67,500 @$2.80 each expiring August 14, 2008 250,000 @$3.95 each expiring November 26, 2008 *subject provisions in Services Contracts	1,577,400
Share Purchase Warrants: 125,000 @$1.55 each expiring December 14, 2003 750,000 @$1.60 each expiring March 5, 2004 1,776,999 @$3.00 each expiring August 8, 2005 (1st tranche) 100,500 @$3.00 each expiring August 26, 2005(2nd tranche)	2,752,499
Broker Warrants: 97,500 @$1.30 each expiring December 14, 2003 136,875 @$2.05 each expiring June 30, 2004	234,375
Convertible Loan:
          $2,187,500 @ a deemed price of $4.00 per share maturing
                               June 11, 2004 plus interest convertible at higher of market or $4.00 per share
          $1,000,000 convertible @ a deemed price of $4.00 per share maturing February 11, 2005 plus interest convertible at a higher of market or
                               $4.00 per share, subject to extension on issuance of a further 75,000 shares
546,875* 250,000* *principal only
Agent’s Compensation Option: 100,000 @$2.35 expiring June 21, 2004 96,250 @$3.60 expiring November 14, 2005	196,250
FULLY DILUTED SHARES: Excluding conversion of interest	36,366,113

SCHEDULE “B”

DETAILS OF OWNED AND MATERIAL LEASED PREMISES

See attached.